                                                                                                                    EXHIBIT 12.1


                                                         COMCAST CORPORATION
                                STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        (dollars in millions)

                                                  Nine Months Ended
                                                    September 30,           Years Ended December 31,
                                                  ------------------ --------------------------------------------------------------
                                                         2002           2001        2000         1999         1998        1997
                                                         ----           ----        ----         ----         ----        ----
Earnings (loss) before fixed charges (1):

  Earnings (loss) from continuing operations
    before cumulative effect of accounting change       ($222.9)        $224.1    $2,021.5       $729.9     $1,003.5    ($213.1)

  Minority Interest                                       126.0          160.4       115.3         (4.6)       (44.3)     (76.2)

  Income tax (benefit) expense                             52.3          469.4     1,428.6        696.2        591.7       54.1

  Equity in net (income) losses of affiliates              59.9           28.5        21.3         (1.4)       515.9      343.8

  Fixed charges                                           543.5          734.1       727.7        616.8        473.2      523.4
                                                   -------------  --------------------------------------------------------------
                                                         $558.8       $1,616.5    $4,314.4     $2,036.9     $2,540.0     $632.0
                                                   =============  ==============================================================

Fixed charges:

  Interest expense                                       $543.5         $734.1      $727.7       $616.8       $473.2     $505.4

  Capitalized interest                                       --             --          --           --           --       18.0
                                                   -------------  --------------------------------------------------------------
                                                         $543.5         $734.1      $727.7       $616.8       $473.2     $523.4
                                                   =============  ==============================================================


Ratio of earnings to fixed charges (1)                     1.03           2.20        5.93         3.30         5.37       1.21


-----------------------------------------------

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, cumulative effect of accounting changes, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest.